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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITOR'S CONSENT




To the Board of Directors
CPI Aerostructures, Inc. and Subsidiary


We hereby consent to incorporation by reference in Registration Numbers 333-11669 and 333-42403 on Form S-8 and Registration Numbers 333-08391 and 333-08216 on Form S-3 of our report dated January 30, 2004 on the consolidated balance sheet of CPI Aerostructures, Inc. and Subsidiary as of December 31, 2003 and the related consolidated statements of income, shareholders' equity (deficiency) and cash flows for each of the two years in the period ended December 31, 2003, which appear in the December 31, 2003 Annual Report on Form 10-KSB of CPI Aerostructures, Inc.


/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 29, 2004